Exhibit 4.5

COSAN S.A. INDÚSTRIA E COMÉRCIO

COSAN DISTRIBUIDORA DE COMBUSTÍVEIS LTDA.

COSAN LIMITED

RAÍZEN S.A.

SHELL BRASIL S.A.

SHELL BRAZIL HOLDING B.V.

SHELL OVERSEAS HOLDINGS LIMITED

RAÍZEN ENERGIA PARTICIPAÇÕES S.A.

AMENDMENT AGREEMENT TO THE FRAMEWORK AGREEMENT

CONTENTS
Clause	Page

1.	INTERPRETATION AND CONSTRUCTION	3

2.	FINAL CALCULATION DATE	3

3.	TRANSACTION DOCUMENTS	3

4.	TAX	4

5.	ASSIGNMENTS OF SUGAR CANE SUPPLY CONTRACTS AND REAL ESTATE AGREEMENTS	4

6.	COSAN TARGET NET DEBT	5

7.	IOF	5

8.	TRADING	6

9.	REIMBURSEMENT OF TRANSITION TEAM EXPENSES	6

10.	ASSUMPTIONS FOR ALLOCATION OF SHARES	9

11.	SHAREHOLDER CONTROLLED MATTERS AND LEGAL COST SHARING	9

12.	GENERAL	9

13.	GOVERNING LAW AND LANGUAGE	10

SCHEDULE 1	11

THIS AGREEMENT is dated 1 June 2011 between:

PARTIES

(1)
COSAN S.A. INDÚSTRIA E COMÉRCIO, a company organized and existing under the laws of Brazil, with its head office at Avenida Presidente Juscelino Kubitschek nº 1327, 4º andar, São Paulo – SP CEP 04543-011, enrolled with the Brazilian tax registry under No. 50.746.577/0001-15 (“Cosan”);

(2)
COSAN DISTRIBUIDORA DE COMBUSTÍVEIS LTDA., a company organized and existing under the laws of Brazil, with its head office at Fazenda Pau D’Alho, s/nº, Prédio Administrativo Cosan, in the City of Barra Bonita, State of São Paulo, CEP 17340-000, enrolled with the Brazilian tax registry under No. 02.041.195/0001-43 (“Cosan Downstream Holdco”);

(3)	COSAN LIMITED, a company incorporated under the laws of Bermuda and whose registered office is at Crawford House, 50 Cedar Avenue, Hamilton HM 11, Bermuda (“Cosan Limited”);

(4)
RAÍZEN S.A. (formerly known as HOUCHES HOLDINGS S.A.), a company organized and existing under the laws of Brazil, with its head office at Avenida Presidente Juscelino Kubitschek nº 1327, 6º andar, São Paulo – SP CEP 04543-011, enrolled with the Brazilian tax registry under No. 10.773.432/0001-99 (the “Management Co”);

(5)
SHELL BRAZIL HOLDING B.V., a company incorporated under the laws of the Netherlands with registered number 27192050 0000 and whose registered office is at Carel van Bylandtlaan 30, 2596HR ‘s-Gravenhage, The Netherlands (“Shell”);

(6)
SHELL BRASIL S.A. (formerly known as SHELL BRASIL LIMITADA), a company organized and existing under the laws of Brazil, with its head office at Avenida das Américas, 4200, blocos 5 e 6, Barra da Tijuca in the City of Rio de Janeiro, State of Rio de Janeiro, CEP 22640-102, enrolled with the Brazilian tax registry under No. 33.453.598/0001-23 (the “Downstream Co”);

(7)	SHELL OVERSEAS HOLDINGS LIMITED, a company incorporated under the laws of England with registered number 00596107 and whose registered office is at Shell Centre, London, SE1 7NA (“Shell UK Co”); and

(8)
RAÍZEN ENERGIA PARTICIPAÇÕES S.A. (formerly known as MILIMÉTRICA PARTICIPAÇÕES S.A.), a company organized and existing under the laws of Brazil, with its head office at Avenida Presidente Juscelino Kubitschek nº 1327, 6º andar, São Paulo – SP CEP 04543-011, enrolled with the Brazilian tax registry under No. 12.182.297/0001-32 (the “Sugar and Ethanol Co”), each hereafter referred to as a “Party” and together as the “Parties”.

RECITALS

(A)	Pursuant to the Framework Agreement (as defined below), the Parties have agreed to establish the Joint Venture to combine certain of the assets of Cosan and Shell, primarily in Brazil.

(B)	As at the date of this Agreement all conditions to Closing have been satisfied and the Parties are working together to effect the Closing.

(C)
Certain issues have arisen which require certain clarifications or amendments to the Framework Agreement and the Parties have agreed to enter into this Agreement and, where applicable, to amend the Framework Agreement to reflect their common intention in relation to such matters.

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION AND CONSTRUCTION

1.1	In this Agreement “Framework Agreement” means the framework agreement dated 25 August 2010 made between the Parties, as amended pursuant to an amendment agreement dated 7 April 2011.

1.2	Unless a contrary indication appears, capitalized terms used in this Agreement shall have the same meanings given to them in the Framework Agreement.

1.3
Clause 1.2 (Construction) of the Framework Agreement shall apply to this Agreement as if it were set out herein, but as if references in that clause to the Framework Agreement were references to this Agreement.

2.	FINAL CALCULATION DATE

2.1	The Parties acknowledge that they have agreed pursuant to a letter dated 31 May 2011 that the Closing Date shall be 1 June 2011.

2.2	Clause 1.1 of the Framework Agreement is amended by the inclusion of the following definition, in alphabetical order among the definitions otherwise contained in the Framework Agreement:

““Final Calculation Date” means close of business on 31st May 2011;”

2.3	The Parties agree that all references to “Closing Date” in Clause 6.10 of the Framework Agreement are amended to read “Final Calculation Date”.

3.	TRANSACTION DOCUMENTS

3.1	Schedule 11 (Transaction Documents) of the Framework Agreement is deleted and replaced by the insertion of the contents of Schedule 1 (Transaction Documents) to this Agreement.

4.	TAX

4.1	A new Clause 6.11.5 is inserted immediately after Clause 6.11.4 of the Framework Agreement as follows:

“6.11.5 Tax
(a)
If, after the Closing Date, Cosan or Shell pays any Tax incurred or accrued during the Business Risk Transfer Period in relation to a company or asset held by the Joint Venture after the Closing Date, the relevant Shareholder shall be reimbursed the amount of such Tax by the relevant JV Entity(ies) by wire transfer within ten Business Days of notification by the relevant Shareholder accompanied by evidence of the amount of Tax so paid and its relevance to the assets.

(b)
If, after the Closing Date, any JV Entity uses any Tax benefit from any asset held by a Shareholder after the Closing Date, whether or not such benefit is booked in the accounts of the relevant JV Entity at the Closing Date, the relevant Shareholder shall be reimbursed the amount of such Tax benefit by the relevant JV Entity(ies); provided that the relevant JV Entity shall only be liable to reimburse such amount after the JV Entity has used such benefit to reduce any Tax which would otherwise be due and payable by it.

(c) For the avoidance of doubt, nothing in this Clause 6.11.5 shall affect the treatment of NOLs set out in Clause 6.11.4.”

5.	ASSIGNMENTS OF SUGAR CANE SUPPLY CONTRACTS AND REAL ESTATE AGREEMENTS

5.1	The definition of Assignment and Assumption Agreement of Sugar Cane Supply Contracts in Clause 1.1 of the Framework Agreement is deleted and replaced by the insertion of a new definition as follows:

““Assignment and Assumption Agreement of Sugar Cane Supply Contracts” means the assignment agreement (Instrumento Particular de Contrato de Cessão de Contratos de Compra e Venda de Cana-de-Acucar) between Cosan and CAA dated 17 March 2011;”

5.2	The definition of Real Estate Agreements in Clause 1.1 of the Framework Agreement is deleted and replaced by the insertion of a new definition as follows:

““Real Estate Agreements” means the real estate agreements described in Part J of Schedule 1 (Cosan Assets), item (xxiv), paragraphs I.A and II.A, under the headings “Rural Lease Agreements”;”

5.3	The definition of Real Estate Assignment Agreement in Clause 1.1 of the Framework Agreement is deleted and replaced by the insertion of a new definition as follows:

““Real Estate Assignment Agreements” means the assignment agreements, and the notices of assignment, each dated 1 February 2011, relating to the assignment of certain rural lease agreements by Cosan S.A. Indústria e Comércio to Cosan S.A. Açúcar e Álcool;”

5.4	Clause 8.7A.1 of the Framework Agreement is deleted and replaced by the insertion of a new clause as follows:

“8.7A.1 Each of the Cosan Parties warrants on the Business Risk Sharing Date and is deemed to warrant on the Closing Date, to each of the Shell Parties that the Real Estate Assignment Agreements and any subsequent additions thereto, are legal, valid and enforceable as of the Business Risk Sharing Date and the Closing Date respectively and effect the assignment to a JV Entity of all the Real Estate Agreements that Cosan is required to assign to a JV Entity pursuant to this Agreement.”

6.	COSAN TARGET NET DEBT

The definition of Cosan Target Net Debt is amended by the deletion of “US$2,524,000,000” and its replacement by “US$2,726,589,755”.

7.	IOF

7.1
The Parties acknowledge that at Closing, Downstream Co will have Debt owing to Shell or an Affiliate of Shell in a total aggregate amount of USD151 million (such amount being included in the Net Debt of Downstream Co).  In order to contribute the Downstream Co with zero Net Debt from Shell at Closing, Shell agrees that it will:

	7.1.1	procure that Cash in an amount of [BRL equivalent of USD129.5 million] (plus interest accrued on such amount at LIBOR plus 340 basis points until 24 June 2011) remains in the Downstream Co at Closing;

7.1.2
procure that Downstream Co shall enter into a forward foreign exchange transaction with Citibank (or any other bank that may be agreed by Downstream Co and Shell) pursuant to which Downstream Co will pay to Citibank on the Closing Date, the Cash described in Clause 7.1.1 above and Citibank will pay USD129.5 million (plus the USD equivalent of the interest described in Clause 7.1.1 above) to Shell Finance (Netherlands) BV on 24 June 2011; and

7.1.3
procure that Downstream Co shall create a receivable in its accounts from Shell Brasil Petróleo for USD21.5 million, such amount to be repaid, together with interest accrued on such amount on the same basis as the interest accrued on the Cash to be paid pursuant to Clause 7.1.1 above, to Downstream Co by Shell Brasil Petróleo on 31 March 2012.

7.2
Downstream Co agrees to pay to Shell Finance (Netherlands) BV on 31 March 2012, the amount Downstream Co receives from Shell Brasil Petróleo pursuant to the payment of the receivable described at Clause 7.1.3 above.

7.3
The Parties agree that any costs or expenses incurred by Shell, its Affiliates or the Joint Venture in connection with the steps set out in Clauses 7.1 and 7.2 above, including interest payments or any foreign exchange movements shall be borne, paid or reimbursed (as appropriate) by Shell.

8.	TRADING

Clause 8.25 of the Framework Agreement is deleted and replaced with a new clause as follows:

“8.25 Trading Policy

8.25.1           Within 30 days after the Closing Date, the Parties shall negotiate in good faith and in accordance with the Transaction Documents the wording of the provisions of the Joint Venture’s Trading Policy regarding: (i) trading by the Joint Venture of non-sugarcane ethanol in Brazil; and (ii) trading by the Joint Venture of non-sugarcane ethanol outside of Brazil (subject to the Global Ethanol Trading Agreement).

8.25.2           In the event the Parties do not agree such wording within 30 days after the Closing Date, either Party may refer the matter to arbitration, in accordance with the provisions of Clause 22 (Arbitration).

8.25.3           The Parties shall procure that each JV Entity adopts the Interim Commodities and Derivatives Policies, which shall remain in force until the Parties agree the wording of the Joint Venture’s Trading Policy pursuant to Clause 8.25.1 above, or an arbitration award or settlement is reached pursuant to Clause 8.25.2 above (as the case may be).”

9.	REIMBURSEMENT OF TRANSITION TEAM EXPENSES

9.1
The Parties agree that any operational expenses and capital expenditures incurred by each Shareholder in connection with the activities of the Transition Team, other than activities taken on behalf of a Shareholder to fulfil such Shareholder’s obligations pursuant to a Transaction Document (the “Transition Costs”), shall be reimbursed by the Joint Venture to the relevant Shareholder.  The Parties acknowledge that due to the different corporate structures by which each Shareholder is contributing assets to the Joint Venture, the respective methods of reimbursement are also different.

9.2	The “Shell Estimated Reimbursement Amount” is R$38,770,000.

The “Cosan Estimated Reimbursement Opex Amount” is R$27,204,000.

The “Cosan Estimated Reimbursement Capex Amount” is R$25,200,000.

9.3	At Closing:

9.3.1
the Shell Estimated Reimbursement Amount shall be set off against the amount of cash to be contributed by Shell pursuant to Clause 2.4(a)(i) of the Framework Agreement such that the actual amount of cash so transferred by Shell at Closing shall be reduced by an amount equal to the Shell Estimated Reimbursement Amount;

	9.3.2	the amount of the Cosan Debt shall be increased by an amount equal to the Cosan Estimated Reimbursement Opex Amount; and

9.3.3
Cosan shall contribute to the Joint Venture all assets acquired by it as a result of its capital expenditures in connection with the activities of the Transition Team (from 1 April 2010 to 31 March 2011 (inclusive)) and the amount of the Cosan Debt shall be increased by an amount equal to the Cosan Estimated Reimbursement Capex Amount.

9.4	Each of Cosan and Shell shall provide to the other together with the Cosan Final Balance Sheets or Shell Final Balance Sheets (as applicable):

	9.4.1	a list showing each former employee of the relevant Shareholder who was a member of the Transition Team and setting out the following for each former employee:

		(a)	the date on which the relevant former employee joined the Transition Team on a full-time basis (“Start Date”);

		(b)	annual salary;

		(c)	pro rata salary for the period from the Start Date to 31 March 2011 (inclusive) (the “Salary”);

(d)
where the Start Date was in 2010, details of any bonus or other benefit paid to the relevant former employee in 2010 and a calculation of the pro rata bonus or other benefit for the period from the Start Date to 31 December 2010 (inclusive) (the “2010 Bonus”); and

(e)
details of any bonus or other benefit to be paid to the relevant former employee in 2011 and a calculation of the pro rata bonus or other benefit for the period from either 1 January 2011 (where the Start Date was in 2010) or the Start Date (where the Start Date was in 2011) to 31 March 2011 (inclusive) (the “2011 Bonus”).

	9.4.2	accounts showing the Transition Costs (including the aggregate Salary, 2010 Bonus and 2011 Bonus) incurred by the relevant Shareholder (from 1 April 2010 up to and including 31 March 2011).

9.5	The “Shell Actual Reimbursement Amount” shall be the aggregate of the operational expenses and the capital expenditure shown in the accounts provided by Shell pursuant to Clause 9.4.2 above.

The “Cosan Actual Reimbursement Opex Amount” shall be the aggregate of the operational expenses shown in the accounts provided by Cosan pursuant to Clause 9.4.2 above.

The “Cosan Actual Reimbursement Capex Amount” shall be the aggregate of the capital expenditure shown in the accounts provided by Cosan pursuant to Clause 9.4.2 above.

9.6
Any difference between the Shell Actual Reimbursement Amount and the Shell Estimated Reimbursement Amount, or the Cosan Actual Reimbursement Opex Amount and the Cosan Estimated Reimbursement Opex Amount, or the Cosan Actual Reimbursement Capex Amount and the Cosan Estimated Reimbursement Capex Amount shall be included and form part of the adjustments to be made pursuant to Clause 6.11 of the Framework Agreement.

9.7	Clause 6.11 of the Framework Agreement is amended by the insertion of a new sentence at the end of Clause 6.11.1 as follows:

“If the amount contributed to the JV Entities by Cosan at Closing was greater than the Cosan Net Income, then the Joint Venture shall pay to Cosan an amount equal to such amount plus interest on such amount at the CDI Rate accrued from the Closing Date to the date of payment (inclusive).”

9.8	Clause 6.11 of the Framework Agreement is amended by the insertion of a new sentence at the end of Clause 6.11.2 as follows:

“ If the amount contributed to the JV Entities by Shell at Closing was greater than the Shell Net Income, then the Joint Venture shall pay to Shell an amount equal to such amount plus interest on such amount at the CDI Rate accrued from the Closing Date to the date of payment (inclusive).”

10.	ASSUMPTIONS FOR ALLOCATION OF SHARES

The Parties acknowledge and agree that any assumptions, including but not limited to valuation, gross debt, net debt and allocation of debt or value between entities made in connection with the allocation of shares in the JV Entities at Closing have been made solely for the purpose of such allocation and shall not set a precedent for any assumptions to be made for any other purpose, nor supercede the operation or interpretation of the Framework Agreement.

11.	SHAREHOLDER CONTROLLED MATTERS AND LEGAL COST SHARING

11.1	Clause 11.3.2(a) of the Framework Agreement is deleted and replaced with a new sub-clause as follows:

	“(a)	by notice in writing to the other Parties at any time until (and including) the day which is 180 days after the Closing Date;”

11.2	A new Clause 8.26 is inserted immediately after Clause 8.25 of the Framework Agreement as follows:

“8.26           Cosan and Shell shall negotiate in good faith and use their respective reasonable endeavours to agree a cost-sharing, information and management mechanism for the Joint Venture’s internal litigation structure within 180 days after the Closing Date.  During the first 90 days of this period, the internal litigation costs of the Joint Venture shall be allocated equally between the Shareholders.  During the following 90 days the internal litigation costs of the Joint Venture shall be borne 60 per cent. by Cosan and 40 per cent. by Shell.  If, within 180 days after the Closing Date the Parties have not entered into a written agreement to document this matter to their mutual satisfaction, the internal litigation costs of the Joint Venture shall be allocated to the Shareholders on the basis of the proportion of the total number of Third Party Claims (by number and not value) for which each Shareholder is the Indemnifying Party.”

12.	GENERAL

12.1
The Framework Agreement and this Agreement shall hereafter be read and construed as one document and references in the Framework Agreement to ‘this Agreement’ or ‘the Framework Agreement’ shall be read and construed as references to the Framework Agreement as amended by this Agreement.

12.2	Except where inconsistent with the provisions of this Agreement, the terms of the Framework Agreement are hereby confirmed and remain in full force and effect.

12.3
Clause 20 (General) of the Framework Agreement (as amended by this Agreement) shall apply to this Agreement as if it was set out in this Agreement, but as if references in that clause to the Framework Agreement were references to this Agreement.

12.4	This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

13.	GOVERNING LAW AND LANGUAGE

13.1	This Agreement and all non contractual or other obligations arising out of or in connection with it are governed by English law.

13.2	This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text prevails.

13.3
Any dispute (a “Dispute”) arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity), will be referred to and finally resolved by arbitration under the Rules, which Rules are deemed to be incorporated by reference into this Clause 13.

13.4
The tribunal will consist of three arbitrators one of whom will be nominated by Shell, one of whom will be nominated by Cosan, and the third, who shall act as chairman, shall be a national of a member state of the Organisation for Economic Co-operation and Development (except the United States of America, England or the Netherlands) and nominated by the other two arbitrators together (but failing agreement within 30 days of the appointment of the second arbitrator, the third arbitrator shall be appointed by the ICC). The seat of the arbitration will be São Paulo, Brazil, and the language of the arbitration will be English.

13.5	The parties agree that the arbitral tribunal will have power to award on a provisional basis any relief that it would have power to grant on a final award.

13.6
Without prejudice to the powers of the arbitrator provided by the Rules, statute or otherwise, the arbitrator will have power at any time, on the basis of written evidence and the submissions of the Parties alone, to make an award in favour of the claimant (or the respondent if a counterclaim) in respect of any claims (or counterclaims) to which there is no reasonably arguable defence, either at all or except as to the amount of any damages or other sum to be awarded.

13.7	The Parties agree to keep confidential all materials used in and all awards received as a result of any Dispute proceedings, except to the extent required to be disclosed by applicable Law.

13.8	The Parties exclude any rights to refer points of law or to appeal to the courts, to the extent that they can validly waive these rights.

SCHEDULE 1

TRANSACTION DOCUMENTS

Primary documents

1.	Framework Agreement

2.	Amendment Agreement to the Framework Agreement dated 7 April 2011

3.	Amendment Agreement to the Framework Agreement dated the Closing Date

4.	Closing Date Amendment Letter

5.	Trading Agreement

6.	Joint Venture Agreement

7.	Downstream Shareholders’ Agreement

8.	Sugar and Ethanol Shareholders’ Agreement

9.	Operating and Coordination Agreement

10.	ROSM Agreement

11.	Downstream Byelaws

12.	S&E Byelaws

13.	Management Co Byelaws

14.	Compensation Agreement between the Sugar and Ethanol Co and ROSM in respect of the Downstream Co, in Agreed Form

15.	Compensation Agreement between the Downstream Co and ROSM in respect of the Sugar and Ethanol Co, in Agreed Form

16.	Assignment agreement relating to the Cosan Downstream Licensing Agreement, as referred to in Part B of Schedule 8 (Consents) of the Framework Agreement

17.	Consent letter in respect of the assignment agreement relating to the Cosan Downstream Licensing Agreement, as referred to in Part B of Schedule 8 (Consents) of the Framework Agreement

Structural documents

18.	Documentation in a form reasonably acceptable to Cosan and Shell to effect the transfer of the assets required to be transferred:

(a) pursuant to the Cosan Restructuring Plan;

(b) pursuant to the Shell Restructuring Plan; and

(c) at Closing in accordance with Clause 2 (Establishment of the Joint Venture)

19.	Codexis Agreement

20.	Codexis Sublicence Agreement

21.	Cosan Additional Information

22.	Cosan Pledge Agreement

23.	Cosan Disclosure Letter

24.	Iogen Sublicence Agreement

25.	Share Swap Agreement

26.	Shell Additional Information

27.	Shell Disclosure Letter

28.	Shell Pledge Agreement

29.	Cosan Restructuring Plan

30.	Shell Restructuring Plan

Related party agreements and intra-Joint Venture documents

31.	Aviation Commercial Services Agreement

32.	Aviation Lubricants Agency Agreement

33.	Aviation Technical Services Agreement

34.	Ethanol Supply Agreement

35.	Global Ethanol Trading Agreement

36.	Global Hydrocarbons Trading Agreement

37.	Legal Cost Sharing Agreement

38.	Logistics Agreement

39.	Logistics Assignment Agreement

40.	Pasadena Waiver Letter

41.	Retail Lubricants Agency Agreement

42.	Share Assignment Agreements in respect of each member of the Supervisory Board of each of the Downstream Co, the Sugar and Ethanol Co, the Management Co and the CAA

43.	Shell Brand Licensing Agreement

44.	Shell C&P SLA

45.	Shell Lease Agreement

46.	Lease agreement between Shell Brasil Petroleo Ltda and the Downstream Co

47.	Shell R&I SLA

48.	Shell S&D SLA

49.	Shell Software Licence Agreement

50.	a letter relating to certain matters ancillary to the Logistics Agreement from Cosan to the Sugar and Ethanol Co in Agreed Form

51.	a letter relating to certain matters ancillary to the Retail Lubricants Agency Agreement between the Downstream Co and Shell Brasil Petróleo in Agreed Form

52.	assignment agreements in respect of the Real Estate Agreements

53.	Shareholder Representative Appointment Notice from Cosan

54.	Shareholder Representative Appointment Notice from Shell

55.	Tax Coordination Committee Appointment Notice from Cosan

56.	Tax Coordination Committee Appointment Notice from Shell

57.	Tax Coordination Committee Appointment Notice from the JV Entities

58.	Claim Review Board Appointment Notice from Shell

59.	Claim Review Board Appointment Notice from Cosan

60.	SBLA Novation Agreement

61.	Cosan Software Licence Agreement

62.	Assignment and Assumption Agreement of Sugar Cane Supply Contracts

63.	Derivatives Schedule (as defined in Clause 6.1)

64.	Assignment and Assumption (Ispagnac) Agreement

65.	Sugar Services SLA

66.	Retail Brand Standards Variation Consent Letter

67.	Agreement relating to temporary employee arrangements (Instrumento particular de convênio para cessão de mão de obra e outras avenças) in respect of Shell employees

68.	Agreement relating to temporary employee arrangements (Instrumento particular de convênio para cessão de mão de obra e outras avenças) in respect of Cosan employees

Principles, Standards, Policies and Plans

69.	General Business Principles

70.	HR Principles

71.	Code of Conduct

72.	HSSE and SD Standards

73.	HSSE and SD Transition Plan

74.	Treasury Policies

75.	Interim Commodities and Derivatives Policies

76.	Risk Management Policy

77.	Risk and Insurance Strategy

78.	Internal Audit Methodology

79.	Business Plan

80.	JV Operating Plan

81.	Manual of Authorities

82.	Cosan SLA

Corporate Documents

83.	All corporate actions that the parties consider reasonably necessary or desirable to effect the Closing (including the passing of appropriate board and shareholders’ resolutions).

SIGNATURES

THIS AGREEMENT has been signed and executed as a DEED by the Parties and is delivered by them on the date specified above.

COSAN
Executed as a DEED by

for and on behalf of COSAN S.A. INDÚSTRIA E COMÉRCIO by	) ) /s/ Marcelo Eduardo Martins )
Name: Marcelo Eduardo Martins Title:
and by	)
) /s/ Marcos Marinho Lutz
)

Name: Marcos Marinho Lutz Title:
in the presence of

Signature of witness

Name of witness

Address of witness
Occupation of witness
COSAN DOWNSTREAM HOLDCO
Executed as a DEED by

for and on behalf of COSAN DISTRUIBUIDORA DE COMBUSTÍVEIS LTDA. by	) ) /s/ Rubens Ometto Silveira Mello ) )
Name: Rubens Ometto Silveira Mello Title:
and by	)
) /s/ Pedro Isamu Mizutani
)
Name: Pedro Isamu Mizutani Title:
in the presence of

Signature of witness

Name of witness

Address of witness
Occupation of witness

COSAN LIMITED
Executed as a DEED by

for and on behalf of COSAN LIMITED by	) ) /s/ Marcelo Eduardo Martins )
Name: Marcelo Eduardo Martins Title:
)
) /s/ Marcos Marinho Lutz
)

Name: Marcos Marinho Lutz Title:
and by	)
) /s/ Rubens Ometto Silveira Mello
)
Name: Rubens Ometto Silveira Mello Title:
Signature of witness

Name of witness

Address of witness
Occupation of witness

MANAGEMENT CO
Executed as a DEED by

for and on behalf of RAÍZEN S.A. by	) ) /s/ Roby Krug Fenz )
Name: Roby Krug Fenz Title: Attorney in Fact
and by	)
) /s/ Richard M. Oblath
)

Name: Richard M. Oblath Title: Attorney in Fact
in the presence of

Signature of witness

Name of witness

Address of witness
Occupation of witness

SHELL
Executed as a DEED by

for and on behalf of SHELL BRAZIL HOLDING B.V. by	) ) /s/ Roby Krug Fenz )
Name: Roby Krug Fenz Title: Attorney in Fact
in the presence of

Signature of witness /s/ Eleanor West

Name of witness Eleanor West

Address of witness Rua Funchal 418, 15th Floor SP 04551-060, Brazil

Occupation of witness Solicitor

DOWNSTREAM CO
Executed as a DEED by

for and on behalf of SHELL BRASIL S.A. by	) ) /s/ Roby Krug Fenz )
Name: Roby Krug Fenz Title: Attorney in Fact
and by	)
) /s/ Richard M. Oblath
)

Name: Richard M. Oblath Title: Attorney in Fact
in the presence of

Signature of witness

Name of witness

Address of witness
Occupation of witness

SHELL UK CO
Executed as a DEED by

for and on behalf of SHELL OVERSEAS HOLDINGS LIMITED by	) ) /s/ Roby Krug Fenz ) )
Name: Roby Krug Fenz Title: Attorney in Fact

in the presence of

Signature of witness /s/ Eleanor West

Name of witness Eleanor West

Address of witness Rua Funchal 418, 15th Floor SP 04551-060, Brazil
Occupation of witness Solicitor

SUGAR AND ETHANOL CO
Executed as a DEED by

for and on behalf of RAÍZEN ENERGIA PARTICIPAÇÕES S.A. by	) ) /s/ Pedro Isamu Mizutani )
Name: Pedro Isamu Mizutani Title:
and by	)
) /s/ Marcelo Eduardo Martins
)

Name: Marcelo Eduardo Martins Title:
in the presence of

Signature of witness

Name of witness

Address of witness
Occupation of witness